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                     [PVF CAPITAL CORP. LOGO APPEARS HERE]



PRESS ANNOUNCEMENT

Date:           May 8, 2009

Contact:        Edward B. Debevec (440) 248-7171


PVF Capital Corp. announces quarterly operating results.

PVF Capital Corp., the parent company of Park View Federal Savings Bank, announced a loss of $8,580,000, or $1.10 basic earnings per share and diluted earnings per share for the quarter ended March 31, 2009 as compared to earnings of $301,000, or $0.04 basic earnings per share and diluted earnings per share for the prior year comparable period. For the nine-month period ended March 31, 2009, the Company reported a loss of $12,204,000, or $1.57 basic earnings per share and diluted earnings per share, as compared to earnings of $1,644,000, or $0.21 basic earnings per share and diluted earnings per share, for the prior year period. The loss was primarily driven by an addition to loan loss reserves that resulted from a comprehensive review of Park View Federal's loan portfolio.

Chief Executive Officer Marty Adams commented that, "Although we are disappointed to report a loss, Park View Federal continues to be well-capitalized in every respect. Deposit flows are good and the Bank continues to attract new depositors. Notwithstanding the weak economy and the decline in home values, Park View remains committed to financing the needs of families in northeast Ohio and filling the role of community banker that is so vitally needed in these challenging times." Looking ahead Mr. Adams added that, "Our home lending activity continues to be very good and we are optimistic about the opportunities that lie ahead."

Mr. Adams concluded by saying, "Despite these results, Park View Federal Savings Bank ended the quarter with capital ratios of 7.86% on a Tier 1 leverage basis and 11.39% on a total risk-based capital basis, both well in excess of regulatory capital requirements."

The decline in earnings for the current three- and nine-month periods was primarily attributable to the provision for loan losses recorded in order to reflect current economic conditions. During the current period, the Company performed a thorough review of its loan portfolio. This review involved analyzing all large borrowing relationships, delinquency trends, and loan collateral valuation in order to identify impaired loans, as well as deteriorating loans and loan relationships. As a result of this review detailed action plans were developed to either return the loans to performing or dispose of the loans and end the borrowing relationships. This review resulted in the Bank establishing a provision for loan losses of $15.7 million during the quarter, bringing the total provision for the nine-month period to $20.0 million. At March 31, 2009, the total allowance for loan losses was $25.8 million.



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The decrease in net interest income resulted from increases to nonperforming loans as well as interest charged off during the periods. Non-interest income for the current three- and nine-month periods was impacted positively by increases in mortgage-banking activity resulting from high refinance activity and gains posted on the sale of loans in addition to gains recorded on the sale of securities. The increase of $3.0 million and $3.2 million in mortgage banking activities for the three- and nine-month periods ended March 31, 2009 is the result of increased lending activity along with the adoption of SFAS No. 159 which changed the accounting for loans held for sale effective for the interim period ended March 31, 2009, and the adoption July 1, 2008 of SEC Staff Accounting Bulletin No. 109 which changed the accounting for the Company's mortgage banking derivatives.

These gains were negatively impacted in the current nine-month period by the impairment of the FHLMC and FNMA preferred stock of $1.8 million. In addition, the Company experienced losses and expenses resulting from the acquisition, maintenance, and disposal of real estate of $1.4 million and $2.5 million for the three- and nine-month periods ended March 31, 2009.

Lastly, non-interest expense was negatively affected by increases in the cost of FDIC insurance due to higher assessment rates charged on deposits for the three- and nine-month periods of $0.2 million and $0.5 million, respectively.

As of March 31, 2009, PVF Capital Corp. reported assets of $897.7 million, an increase of $30.3 million, or 3.5%, from the prior fiscal year ended June 30, 2008. Total stockholders' equity of PVF Capital Corp. was $57.9 million at March 31, 2009.

Visit our web site at WWW.PVFSB.COM.

This press release contains statements that are forward-looking, as that term is defined by the Private Securities Litigation Act of 1995 or the Securities and Exchange Commission in its rules, regulations and releases. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectation regarding important risk factors including, but not limited to, real estate values and the impact of interest rates on financing. Accordingly, actual results may differ from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Company or any other person that results expressed therein will be achieved.

PVF Capital Corp.'s common stock trades on the NASDAQ Capital Market under the symbol PVFC.



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PVF CAPITAL CORP.                                              30000 Aurora Road
                                                                 Solon, OH 44139
                                                                    440-248-7171

                         SUMMARY OF FINANCIAL HIGHLIGHTS

                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                                   (UNAUDITED)

(Dollars in thousands)                             MARCH 31,                JUNE 30,
                                                     2009                     2008
                                                 -----------              ------------
ASSETS
   Cash and cash equivalents                       $ 41,517                  $ 17,804
   Investment securities                                 48                     9,470
   Loans receivable                                 697,498                   714,492
   Loans receivable held for sale                    16,163                     7,831
   Mortgage-backed securities                        67,259                    55,151
   Other assets                                      75,202                    62,654
                                                   --------                  --------

      Total Assets                                 $897,687                  $867,402
                                                   ========                  ========

LIABILITIES
   Deposits                                        $706,996                  $659,386
   Borrowed money                                   106,375                   114,950
   Other liabilities                                 26,408                    23,991
                                                   --------                  --------

      Total Liabilities                             839,779                   798,327
                                                   --------                  --------

      Total Stockholders' Equity                     57,908                    69,075
                                                   --------                  --------

      Total Liabilities and Stockholders' Equity   $897,687                  $867,402
                                                   ========                  ========
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                                 CONSOLIDATED STATEMENT OF OPERATIONS
                                              (UNAUDITED)

                                                            THREE MONTHS ENDED        NINE MONTHS ENDED
(Dollars in thousands except per share data)                    MARCH 31,                 MARCH 31,
                                                         ----------------------   ------------------------
                                                            2009       2008          2009         2008

Loans                                                      $ 9,972   $ 12,467       $ 32,313    $ 39,579
Mortgage-backed securities                                     797        384          2,185       1,017
Investments                                                    168        722            893       2,736
                                                           --------  --------       --------    --------
       Interest income                                       10,937    13,573         35,391      43,332

Deposits                                                      5,370     7,112         17,563      21,838
Borrowings                                                    1,210     1,270          3,714       5,180
                                                           --------  --------       --------    --------
       Interest expense                                       6,580     8,382         21,277      27,018

Net interest income                                           4,357     5,191         14,114      16,314

       Provision for loan losses                             15,691       819         20,023       1,494
                                                           --------  --------       --------    --------

Net interest income after provision for loan losses         (11,334)    4,372         (5,909)     14,820

Mortgage-banking activities                                   3,657       659          4,535       1,385
Impairment of securities                                         (1)        0         (1,842)          0
Gain on sale of securities                                      558         0          1,224           0
Gain (loss) on real estate owned                               (875)       32         (1,197)       (162)
Other, net                                                      448       523          1,205       1,624
                                                           --------  --------       --------    --------
       Total noninterest income                               3,787     1,214          3,925       2,847

Compensation and benefits                                     2,386     2,522          7,960       8,117
Office occupancy and equipment                                  691       753          2,097       2,368
Federal deposit insurance premium                               234        19            566          58
Real estate owned expense                                       539       314          1,266         665
Other                                                         1,579     1,585          4,491       4,297
                                                           --------  --------       --------    --------
       Total noninterest expense                              5,429     5,193         16,380      15,505
                                                           --------  --------       --------    --------

Income before federal income tax provision (benefit)        (12,976)      393        (18,364)      2,162

        Federal income tax provision (benefit)               (4,396)       92         (6,160)        518
                                                           --------  --------       --------    --------

Net income (loss)                                           ($8,580) $    301       ($12,204)   $  1,644
                                                           ========= ========       ========    ========

BASIC EARNINGS (LOSS) PER SHARE                              ($1.10) $   0.04         ($1.57)   $   0.21
                                                           ========  ========       ========    ========

DILUTED EARNINGS (LOSS) PER SHARE                            ($1.10) $   0.04         ($1.57)   $   0.21
                                                           ========  ========       ========    ========
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